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                                                                   EXHIBIT 10(k)


                              EMPLOYMENT AGREEMENT


         THIS AGREEMENT effective as of the 1st day of April 25, 1994, by and between SURGICAL CARE AFFILIATES, INC., a Delaware corporation ("SCA"), and TARPLEY B. JONES ("Jones").

         WHEREAS, SCA desires to employ Jones as Senior Vice President of SCA, to perform such services as the Board of Directors of SCA from time to time may direct; and

         WHEREAS, Jones is willing to perform such services for SCA under the terms and conditions set forth below.

         NOW THEREFORE, in consideration of the mutual covenants, promises, agreements and conditions hereinafter set forth, the parties hereto agree as follows:

         1.      Employment.

         SCA hereby employs Jones and Jones hereby accepts employment by SCA as Senior Vice President for a period ending on December 31, 1996. SCA shall give Jones not less than 60 days' written notice if SCA does not intend to renew this Agreement for an additional three year term. In connection with such employment Jones agrees to render such services as the Board of Directors of SCA may from time to time direct. Jones agrees to devote substantially all of his time to the affairs of SCA; provided,
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however, that Jones shall not be prevented from devoting such time as may be necessary to his personal affairs and investments.

         2.      Compensation.

         Jones shall be compensated for rendering such services at the rate of $175,000 per year, plus such additional amounts as may be determined by the Compensation Committee of the Board of Directors on an annual basis, to be paid in monthly installments.

         3.      Adjustment of Compensation.

         The compensation required to be paid to Jones hereunder shall not be decreased in any manner unless:

         (i) Jones fails to perform the duties required herein for any reason other than death or disability;

         (ii)    This Agreement is terminated pursuant to the terms hereof; or

         (iii) By written agreement between Jones and SCA.

         4.      Fringe Benefits.

         During the term of this Agreement, SCA shall provide Jones with insurance and similar benefits on the same basis as other employees of SCA. In addition, at the discretion of the Compensation Committee of the Board of Directors of SCA, Jones may be granted options, bonuses, and other forms of incentive





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compensation.  In the event Jones' employment is terminated for any reason prior to the end of a calendar year, Jones shall be entitled to receive a percentage of the performance bonus for such year equal to the percentage of the year that he was employed by SCA.

         5.      Earlier Termination.

         If, during the term of this Agreement, Jones commits a material breach of any term or terms of this Agreement, dies or becomes mentally or physically incapacitated or disabled so as to be unable to perform his duties or is engaged in dishonest acts or convicted of felonious illegal activities which bring disrepute to SCA and/or limit the ability of Jones effectively to act on behalf of SCA, then this Agreement shall, at the election of SCA, terminate as of the last day of the month in which such material breach, death, mental or physical incapacity or disability or dishonesty or conviction shall occur and Jones shall have no further obligations hereunder. This Agreement shall also terminate, at the election of SCA, upon the showing of any other good cause for such termination. Without limiting the generality of the foregoing, mental or physical incapacity or disability shall be conclusively evidenced by Jones' inability to perform services hereunder for a period of 90 substantially consecutive days. Upon Jones' death, SCA shall pay to Jones' estate an amount equal to one year's compensation at the rate being paid at the time of his death.





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         6.      Prohibition Against Assignment.

         Neither SCA nor Jones shall have any right to sell, assign, transfer or otherwise convey any right either of them may have under the terms of this Agreement except as provided herein.

         7.      No Merger.

         SCA will not merge, consolidate or combine with any other business entity unless and until, at Jones' option, either (a) the succeeding or continuing business entity expressly assumes and confirms in writing the obligations of SCA under this Agreement or (b) SCA shall pay to Jones an amount equal to three years' compensation at the rate being paid on the date Jones notifies SCA of his choice of option pursuant to this Section.

         8.      Miscellaneous.

                 (a) Amendments. No amendment or variation of the terms of this Agreement shall be valid unless made in writing and signed by SCA and Jones.
                 (b) Benefit and Binding Effect. This Agreement shall inure to the benefit of the heirs and personal representatives of Jones and shall be binding upon the successors and assigns of SCA.

                 (c) Supersedes Prior Agreements. This Agreement supersedes all prior employment agreements between SCA and Jones, including without limitation the Employment Agreement dated as of January 1, 1994.





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                 (d)      Headings.  The headings used in this Agreement are
for convenience only, and each paragraph shall be interpreted as if such headings were omitted.

                 (e) Interpretation. This Agreement shall be interpreted and construed under the laws of the State of Tennessee.

                 IN WITNESS WHEREOF, SCA has caused this Agreement to be executed and Jones has signed his name.

                                  SURGICAL CARE AFFILIATES, INC.


                                  By:    /s/ Joel C. Gordon
                                      -------------------------------
                                  Title: Chairman
                                         ----------------------------



                                    /s/ Tarpley B. Jones
                                  -----------------------------------
                                  Tarpley B. Jones





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